Exhibit 4.2

[FORM OF REGISTERED GLOBAL SENIOR NOTE]

BANK OF AMERICA CORPORATION

Senior Medium-Term Notes, Series M

REGISTERED GLOBAL SENIOR NOTE

This Registered Global Senior Note (this “Note”) is a global security within the meaning of the Indenture dated as of January 1, 1995, as supplemented from time to time (the “Indenture”), between Bank of America Corporation (the “Issuer”) and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”) under the Indenture and is registered in the name of [Cede & Co., as the nominee of The Depository Trust Company (55 Water Street, New York, New York) (the “Depository”)] [The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, the common depository (the “Common Depository”) for Euroclear Bank SA/NV and/or Clearstream Banking, société anonyme, Luxembourg]. This Note is not exchangeable for definitive or other Notes registered in the name of a person other than [the Depository or its nominee] [the Common Depository], except in the limited circumstances described in the Indenture or in this Note, and no transfer of this Note (other than a transfer as a whole by [the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor depository or a nominee of such successor depository] [the Common Depository to a successor common depository]) may be registered except in the limited circumstances described in the Indenture.1

[Unless this Note is presented by an authorized representative of the Depository to the Issuer or its agent for registration of transfer, exchange or payment, and this Note is registered in the name of CEDE & CO., or such other name as requested by an authorized representative of the Depository, and unless any payment is made to CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, since the registered owner hereof, CEDE & CO., has an interest herein.]2

THIS NOTE IS NOT A SAVINGS ACCOUNT OR A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY AND IS NOT AN OBLIGATION OF OR GUARANTEED BY BANK OF AMERICA, N.A. OR ANY OTHER BANKING OR NONBANKING AFFILIATE OF BANK OF AMERICA CORPORATION.

THIS NOTE IS A DIRECT, UNCONDITIONAL, UNSECURED AND UNSUBORDINATED GENERAL OBLIGATION OF BANK OF AMERICA CORPORATION.

[1]	Modify this paragraph as needed to reflect a depository other than DTC, Euroclear or Clearstream, Luxembourg.
[2]	Modify in the case of all Registered Global Notes held by or through a depository other than DTC.

THIS NOTE IS SOLD IN MINIMUM DENOMINATIONS AS NOTED HEREIN AND/OR IN THE PRICING SUPPLEMENT ATTACHED HERETO AND CANNOT BE EXCHANGED FOR NOTES IN SMALLER DENOMINATIONS. EACH OWNER OF A BENEFICIAL INTEREST IN THIS NOTE IS REQUIRED TO HOLD A BENEFICIAL INTEREST OF A PRINCIPAL AMOUNT OF THIS NOTE EQUAL TO THE MINIMUM DENOMINATION AT ALL TIMES.

No. R-	Registered
CUSIP No.:
ISIN:
Common Code:	Principal Amount: [$]

BANK OF AMERICA CORPORATION

Medium-Term Senior Note, Series M

[INSERT SPECIFIC NAME OR DESIGNATION OF THE NOTES]

REGISTERED GLOBAL SENIOR NOTE

ORIGINAL ISSUE DATE[3]:	☐ This Note is a Renewable Note at the Holder’s Option. [See attached Rider]
STATED MATURITY DATE:	☐ This Note is an Extendible Note at the Issuer’s Option. [See attached Rider]
CURRENCY: ☐ U.S. Dollars ☐ Other (specify):	☐ This Note is an Amortizing Note. [See payment schedule in attached Pricing Supplement]

☐ FIXED RATE NOTE
☐ FLOATING RATE NOTE
☐ INDEXED NOTE
☐ FLOATING RATE/FIXED RATE NOTE

RECORD DATES:	[CALCULATION AGENT:]

BANK OF AMERICA CORPORATION, a Delaware corporation (herein called the “Issuer,” which term includes any successor corporation), for value received, hereby promises to pay to [CEDE & CO., as nominee for The Depository Trust Company][THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, as nominee of The Bank of New York Mellon, London Branch, the common depository for Euroclear Bank SA/NV, and/or Clearstream Banking, société anonyme, Luxembourg]4, or its registered assigns, the principal amount specified above (or if this Note is designated as an Indexed Note above, the relevant payment amount calculated in accordance with the applicable provisions set forth in the Pricing Supplement (including the Prospectus (as defined on the reverse hereof) and any related product supplement, index supplement and/or prospectus addendum referred to collectively as the “Pricing Supplement”)) attached hereto and hereby incorporated by reference in and deemed to be a part of this Note, as adjusted in accordance with Schedule 1 hereto, on the Stated Maturity

[3]	The form provides that interest, if any, will accrue from the Original Issue Date. In the event a series of Notes is reopened, interest will accrue from the Original Issue Date for all tranches of Notes of that series. However, in the event a series of Notes is reopened, the authentication date for each tranche of Notes will be the date that tranche of Notes is settled, which may be different from the Original Issue Date.
[4]	Modify as needed for a different nominee or a nominee of a depository other than DTC, Euroclear or Clearstream, Luxembourg

Date5 specified above (except to the extent redeemed or repaid or to the extent the entire principal amount is otherwise paid prior to the Stated Maturity Date), and, if applicable, to pay interest thereon in accordance with the provisions set forth on the reverse hereof and in accordance with the terms and applicable provisions set forth in the Pricing Supplement, and (to the extent that the payment of such interest shall be legally enforceable) to pay interest at the interest rate or default rate specified in the Pricing Supplement on any overdue principal and premium, if any, and on any overdue installment of interest. “Maturity,” when used herein, means the date on which the principal of this Note or an installment of principal becomes due and payable in full in accordance with the terms of this Note, including the Pricing Supplement, and the Indenture, whether at the Stated Maturity Date or by declaration of acceleration, call for redemption, prepayment at the holder’s option or otherwise.

Any interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Note (or one or more predecessor Notes evidencing all or a portion of the same debt as this Note) is registered, unless otherwise specified herein or in the Pricing Supplement (i) for book-entry only Notes denominated in U.S. dollars, at the close of business on the date that is one business day (in Charlotte, North Carolina and New York City) prior to such Interest Payment Date or (ii) for book-entry only Notes denominated in a currency other than U.S. dollars and for any Notes in definitive form, at the close of business on the fifteenth calendar day immediately preceding such Interest Payment Date as originally scheduled to occur (each, referred to herein as the “Regular Record Date”); provided, however, that the first payment of interest on any Note with an Original Issue Date between a Regular Record Date and an Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date following the next Regular Record Date to the person in whose name this Note is registered at the close of business on such next Regular Record Date; and provided, further, that interest payable at Maturity (the “Maturity Date”) will be payable to the person to whom the principal hereof shall be payable. The principal so payable, and punctually paid or duly provided for, at Maturity will be paid to the person in whose name this Note (or one or more predecessor Notes evidencing all or a portion of the same debt as this Note) is registered at the time of payment by the Trustee or the applicable Paying Agent (as defined on the reverse hereof). Any principal of, or any premium, interest or other amounts payable on, this Note not punctually paid or duly provided for shall be payable as provided in this Note and in the Indenture.

Payment of principal of, and any premium, interest or other amounts payable on, this Note due at Maturity will be made in immediately available funds upon presentation and surrender of this Note at the office of the applicable Paying Agent maintained for that purpose, and in accordance with the procedures of the depository or clearing system noted hereon; provided, that this Note is presented to the applicable Paying Agent in time for such Paying Agent to make such payment in accordance with its normal procedures. Payments of any interest or other amounts payable on this Note (other than at Maturity) will be made by wire transfer to

[5]	This form provides for Notes that will mature only on a specified date. If the Maturity of Notes of a series may be renewed at the option of the holder, or if the Issuer may elect the extension of Maturity of the Notes of a series, the form, as used, will be modified by the applicable Rider attached to this Note to provide for additional terms relating to such renewal or extension, as the case may be, including the period or periods for which the Maturity may be renewed or extended, changes in the interest rate, if any, and requirements for notice.

such account as has been appropriately designated to the applicable Paying Agent by the person entitled to such payments.

The Issuer will pay any administrative costs imposed by any bank in making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments hereunder, including, without limitation, any withholding tax, will be borne by the holder hereof.

Reference is made to the further provisions of this Note set forth on the reverse hereof and in the Pricing Supplement attached hereto, which shall have the same effect as though fully set forth herein. In the event of any conflict between the provisions contained herein or on the reverse hereof and the applicable terms and provisions contained in the Pricing Supplement attached hereto, the latter shall control. References herein to “this Note,” “hereof,” “herein” and comparable terms shall include the applicable terms and provisions of the Pricing Supplement attached hereto.

Unless the certificate of authentication hereon has been executed by the Trustee (or other authentication agent duly appointed in accordance with the Indenture), by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Remainder of this page intentionally blank.]

IN WITNESS WHEREOF, Bank of America Corporation has caused this instrument to be duly executed on its behalf, by manual or facsimile signature.

Dated:	BANK OF AMERICA CORPORATION

[CORPORATE SEAL]
By:
ATTEST:	Name:
Title:

By:
Title:	[Assistant] Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Dated:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[ATTACH PRICING SUPPLEMENT]

[Reverse of Note]

BANK OF AMERICA CORPORATION

Senior Medium-Term Notes, Series M

REGISTERED GLOBAL SENIOR NOTE

SECTION 1. General. This Note is one of a duly authorized issue of senior notes of the Issuer to be issued under the Indenture dated January 1, 1995, as supplemented from time to time (the “Indenture”), between Bank of America Corporation (the “Issuer”) and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), as part of the Securities (as defined in the Indenture) designated as Senior Medium-Term Notes, Series M, and to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and each Paying Agent (as described below) that may be appointed thereunder and the holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms Trustee and Paying Agent shall include any additional or successor trustee or agents appointed in such capacities by the Issuer in accordance with the terms of the Indenture.

This Note is also one of the Notes issued pursuant to the Prospectus Supplement dated January             , 2017 to the Prospectus dated May 1, 2015, as either of such documents may be supplemented or amended from time to time, or pursuant to any document that supersedes or replaces either of such documents from time to time (referred to collectively herein as the “Prospectus”), for the offer and sale of the Issuer’s senior and subordinated medium-term notes, Series M (the “Notes”). The Notes may have different issue and maturity dates, bear interest (if any) at different rates and vary in such other ways as provided in the Pricing Supplement and the Indenture and described in the Prospectus. The specific terms of each issuance of Notes will be described in a Pricing Supplement.

The Issuer has initially appointed the Trustee to act as the Paying Agent, Security Registrar and transfer agent for the Notes. The Issuer may appoint a successor paying agent or an additional or different paying agent for this Note pursuant to the terms of the Indenture (each such other entity appointed to act as a paying agent and designated as such in the Pricing Supplement, together with the Trustee, a “Paying Agent”). This Note may be presented or surrendered for payment, and notices, designations or requests in respect of payments with respect to this Note may be served, at the corporate trust office or agency of the Trustee, located at 101 Barclay Street, New York, New York, 10286, or such other locations as may be specified by the applicable Paying Agent and notified to the Issuer and the registered holder of this Note.

Unless specified otherwise in the Pricing Supplement, this Note will not be subject to a sinking fund.

SECTION 2. Interest Provisions. Interest, if any, payable on this Note shall be calculated as set forth in the Pricing Supplement.

Unless otherwise specified in the Pricing Supplement, if the Maturity Date (which, for the avoidance of doubt, includes the date on which principal is paid in the case of redemption or repayment of this Note) falls on a day that is not a Business Day, any amount of principal, premium, interest or other amount that would otherwise be due on this Note on such day (the “Specified Day”) may be paid or made available for payment on the Business Day that is next succeeding the Specified Day with the same force and effect as if such amount were paid on the Specified Day, and no interest will accrue on the amount so payable for the period from the Specified Day to such next succeeding Business Day.

The business day convention applicable to any Interest Period, Interest Reset Date or Interest Payment Date (each as specified in the Pricing Supplement), other than one that falls on a Specified Day, for this Note will be described and specified in the Pricing Supplement; provided that if no such business day convention is specified in the Pricing Supplement, then the following unadjusted business day convention (as described in the Pricing Supplement) shall apply to this Note.

SECTION 3. Amortizing Notes. If this Note is designated as an “Amortizing Note” on the face hereof, the Issuer will make payments combining principal and interest on the dates and in the amounts set forth in the table included in the Pricing Supplement. If this Note is an Amortizing Note, payments made hereon will be applied first to interest due and payable on each such payment date and then to the reduction of the Outstanding Face Amount. The term “Outstanding Face Amount” means, at any time, the amount of unpaid principal hereof at such time.

SECTION 4. Optional Redemption. If so specified in, and in accordance with the applicable terms of, the Pricing Supplement, this Note may be redeemed at the option of the Issuer at (i) any time on and after an initial date specified in the Pricing Supplement, (ii) on any Interest Payment Date on or after an initial date specified in the Pricing Supplement or (iii) on such other date or dates, if any, or in such other manner as set forth in the Pricing Supplement for redemption at the option of the Issuer (each such date, an “Optional Redemption Date”). IF NO OPTIONAL REDEMPTION DATE OR DATES ARE SET FORTH IN THE PRICING SUPPLEMENT, THIS NOTE MAY NOT BE REDEEMED AT THE OPTION OF THE ISSUER PRIOR TO THE STATED MATURITY DATE, EXCEPT AS PROVIDED HEREIN IN THE EVENT THAT ANY ADDITIONAL AMOUNTS (AS DEFINED BELOW) ARE REQUIRED TO BE PAID BY THE ISSUER WITH RESPECT TO THIS NOTE.

Unless otherwise specified in the Pricing Supplement, this Note may be redeemed on any Optional Redemption Date in whole or from time to time in part at the option of the Issuer at the Redemption Price (as defined below), together with accrued and unpaid interest (if any) hereon payable at the applicable rate or rates (if any) borne by this Note to, but excluding, the date fixed for redemption, on notice given in accordance with the Indenture to the holder of this Note not less than 10 Business Days nor more than 60 calendar days (unless otherwise specified in the Pricing Supplement) prior to the date fixed for redemption. The notice of redemption shall specify:

•	the date fixed for redemption;

•	the redemption price;

•	the securities identification number(s) of the Notes to be redeemed;

•	the amount to be redeemed, if less than all of the series of Notes is to be redeemed;

•	the place of payment for the Notes to be redeemed;

•	that interest (if any) accrued on the Notes to be redeemed to the date fixed for redemption will be paid as specified in the notice; and

•	that on and after the date fixed for redemption, interest (if any) will cease to accrue on the Notes to be redeemed.

So long as a depository is the record holder of this Note, the Issuer will deliver any redemption notice only to that depository.

In the event of redemption of this Note in part only, the unredeemed portion hereof shall be at least the Minimum Denomination (as described herein). In the event of redemption of this Note in part only, a new Note for the unredeemed portion hereof shall be issued in the name of the registered holder hereof upon the surrender of this Note or, where applicable, an appropriate notation will be made by the Trustee on Schedule 1 attached hereto. Unless otherwise specified herein or in the Pricing Supplement, if less than all of the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected in accordance with the procedures of the [Depository][applicable clearing system]. If this Note is redeemable at the option of the Issuer, then, unless otherwise specified in the Pricing Supplement, the “Redemption Price” initially shall be the Initial Redemption Percentage specified in the Pricing Supplement of the principal amount of this Note to be redeemed, which shall be 100% of the principal amount of this Note to be redeemed (unless otherwise specified in the Pricing Supplement) plus accrued and unpaid interest (if any) to, but excluding, the date fixed for redemption.

From and after any date fixed for redemption, if monies for the redemption of this Note (or portion hereof) shall have been made available for redemption on such date, this Note (or such portion hereof) shall cease to bear interest (if any) and the holder’s only right with respect to this Note (or such portion hereof) shall be to receive payment of the principal amount of the Note being redeemed (or, if this is an Original Issue Discount Note as specified in the Pricing Supplement, the amortized face amount hereof) and, if appropriate, all unpaid interest (if any) accrued to such redemption date.

SECTION 5. Optional Repayment. If so specified in the Pricing Supplement, this Note will be repayable prior to the Stated Maturity Date at the option of the registered holder on the optional repayment date(s), if any, specified in the Pricing Supplement (each such date, an “Optional Repayment Date”). IF NO OPTIONAL REPAYMENT DATES ARE SET FORTH IN THE PRICING SUPPLEMENT, THIS NOTE MAY NOT BE SO REPAID AT THE OPTION OF THE HOLDER HEREOF PRIOR TO THE STATED MATURITY DATE. Unless otherwise specified in the Pricing Supplement, on any Optional Repayment Date, this Note shall be repayable in whole or in part at the option of the holder hereof at a repayment price equal to 100% of the principal amount to be repaid, together with accrued and unpaid interest (if any) hereon payable at the applicable rate or rates (if any) borne by this Note to, but excluding, the date of repayment; provided, however, that, in the event of repayment of this Note in part only, the unrepaid portion hereof shall be at least the Minimum Denomination specified in the Pricing Supplement. For this Note to be repaid in whole or in part at the option of the holder hereof on any Optional Repayment Date, this Note must be received, with the form attached hereto entitled “Option to Elect Repayment” duly completed, by the applicable Paying Agent (as appropriate in accordance with such attached form), at the applicable address set forth on such form or at such other address which the Issuer shall from time to time notify the holders of the Notes not less than 30 nor more than 60 calendar days prior to such holder’s Optional Repayment Date. In the event of repayment of this Note in part only, a new Note for the unrepaid portion hereof shall be issued in the name of the registered holder hereof upon the surrender hereof or, where applicable, an appropriate notation will be made by the Trustee on Schedule 1 attached hereto. Exercise of such repayment option by the holder hereof shall be irrevocable.

From and after any Optional Repayment Date, if monies for the repayment of this Note (or portion hereof) shall have been made available for repayment on such Optional Repayment Date, this Note (or such portion hereof) shall cease to bear interest (if any) and the holder’s only right with respect to this Note (or such portion hereof) shall be to receive payment of the principal amount of the Note being repaid (or, if this is an Original Issue Discount Note as specified in the Pricing Supplement, the amortized face amount hereof) and, if appropriate, all unpaid interest (if any) accrued to such Optional Repayment Date.

SECTION 6. Additional Amounts. If so specified in the Pricing Supplement, and subject to the exceptions and limitations set forth in the Pricing Supplement, the Issuer will pay to the beneficial owner of this Note that is a “United States Alien” (as defined below) additional amounts (“Additional Amounts”) to ensure that every net payment on this Note will not be less, due to the payment of U.S. withholding tax, than the amount then otherwise due and payable. For this purpose, a “net payment” on this Note means a payment by the Issuer or any Paying Agent, including payment of principal and interest, after deduction for any present or future tax, assessment, or other governmental charge of the United States (other than a territory or possession). These Additional Amounts will constitute additional interest on this Note. For this purpose, “U.S. withholding tax” means a withholding tax of the United States, other than a territory or possession.

However, notwithstanding the Issuer’s obligation, if so specified in the Pricing Supplement, to pay Additional Amounts, the Issuer will not be required to pay Additional Amounts in any of the circumstances described in the Pricing Supplement.

For purposes of determining whether the payment of Additional Amounts is required, the term “United States Alien” means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership to the extent that one or more of its members is, for United State federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

SECTION 7. Redemption for Tax Reasons. If so specified in the Pricing Supplement, the Issuer may redeem this Note in whole, but not in part, at any time before the Stated Maturity

Date after giving not less than 30 nor more than 60 calendar days’ notice to the applicable Paying Agent and to the registered holder of this Note, if the Issuer has or will become obligated to pay Additional Amounts, as described herein and in the Pricing Supplement, as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or any authority of the United States having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of the Pricing Supplement.

In connection with any notice of redemption for tax reasons as described herein, the Issuer will deliver to the Trustee and/or any applicable Paying Agent under the Indenture any required certificate, request or order.

Unless otherwise specified in the Pricing Supplement, if redeemed for tax reasons, this Note will be redeemed at 100% of its principal amount (or, in the case of an Original Issue Discount Note, the amortized face amount hereof determined as of the date of redemption), together with any interest accrued up to, but excluding, the redemption date.

From and after any redemption date, if monies for the redemption of this Note shall have been made available for redemption on such redemption date, this Note shall cease to bear interest (if any) and the holder’s only right with respect to this Note shall be to receive payment of the principal amount of the Note (or, if this is an Original Issue Discount Note as specified in the Pricing Supplement, the amortized face amount hereof) and, if appropriate, all unpaid interest (if any) accrued to such redemption date.

SECTION 8. Modification and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment of the Indenture and the modification of the rights and obligations of the Issuer and the rights of the holders of the Notes under the Indenture at any time by the Issuer and the Trustee with the consent of the holders of not less than 66 2⁄3% in aggregate principal amount of the series of Notes of which this Note is a part then outstanding and all other Securities (as defined in the Indenture) then outstanding under the Indenture and affected by such amendment and modification. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the series of Notes of which this Note is a part then outstanding and all other Securities then outstanding under the Indenture and affected thereby, on behalf of the holders of all such Securities, to rescind and annul a declaration of acceleration in certain circumstances and to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note. The determination of whether particular Securities are “outstanding” will be made in accordance with the Indenture.

Any action by the holder of this Note shall bind all future holders of this Note, and of any Note issued in exchange or substitution hereof or in place hereof, in respect of anything done or permitted by the Issuer or by the Trustee in pursuance of such action.

New Notes authenticated and delivered after the execution of any agreement modifying, amending or supplementing this Note may bear a notation in a form approved by the Issuer as to any matter provided for in such modification, amendment or supplement to the Indenture or the Notes. New Notes so modified as to conform, in the opinion of the Issuer, to any provisions contained in any such modification, amendment or supplement may be prepared by the Issuer, authenticated by the Trustee and delivered in exchange for this Note.

SECTION 9. Obligations Unconditional. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, or any premium, interest or other amounts payable on, this Note at the times, place and rate, and in the coin or currency, herein prescribed.

SECTION 10. Successor to Issuer. The terms of the Indenture set forth in Article Eleven thereof shall govern the Issuer’s ability to consolidate or merge with or into any other Person (as defined in the Indenture) or sell or convey all or substantially all of its assets to any Person and the effect of any such consolidation, merger, sale or conveyance.

SECTION 11. Minimum Denominations. This Note, and any Note issued in exchange or substitution herefor or in place hereof, or upon registration of transfer, exchange or partial redemption or repayment of this Note, may be issued only in the minimum authorized denominations as specified in the Pricing Supplement, or if no such minimum authorized denominations are so specified, in minimum authorized denominations of U.S.$1,000 and any integral multiple of U.S.$1,000 in excess thereof (or the equivalent amount in other currencies, subject to any other statutory or regulatory minimums) (the “Minimum Denominations”).

SECTION 12. Registration of Transfer. As provided in the Indenture and subject to certain limitations as therein set forth, the transfer of this Note is registrable in the register maintained by the Security Registrar, upon surrender of this Note for registration of transfer at the office or agency of the Issuer designated by it pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee or the Security Registrar requiring such written instrument of transfer duly executed by, the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of Minimum Denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

Unless otherwise specified in the Pricing Supplement, this Note may be exchanged in whole, but not in part, for certificated notes in definitive form (referred to herein as “Certificated Notes”), only under the circumstances described in the Indenture and (a) if this Note is a global note clearing initially through The Depository Trust Company (“DTC”), DTC notifies the Issuer that it is unwilling or unable to continue as depository for the DTC global note or DTC ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934, as amended, if so required by applicable law or regulation, and, in either case, a successor depository is not appointed by the Issuer within 90 days after receiving such notice or becoming aware that DTC is no longer so registered; or (b) in the case of any other registered global note, if the Issuer is notified that any clearing system through which this Note is cleared and settled has been closed for business for a continuous period of 14 days (other than by reason of holidays, whether statutory or otherwise) after the original issuance of the relevant notes or has announced an intention to cease business permanently or has in fact done so and no alternative clearance system approved by the applicable noteholders is available; or (c) the Issuer, in its sole discretion, elects to issue Certificated Notes. Unless otherwise set forth herein or in the Pricing

Supplement, Certificated Notes will be issued in Minimum Denominations only and will be issued in registered form only, without coupons.

Subject to the terms of the Indenture, if Certificated Notes are issued, a holder may exchange its Certificated Notes for other Certificated Notes of the same series in an equal aggregate principal amount and in Minimum Denominations.

Certificated Notes may be presented for registration of transfer at the office of the Security Registrar or at the office of any transfer agent that the Issuer may designate and maintain. The Security Registrar or the transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. The Issuer may change the Security Registrar or the transfer agent or approve a change in the location through which the Security Registrar or transfer agent acts at any time, except that the Issuer will be required to maintain a security registrar and transfer agent in each place of payment for the Notes of this series. At any time, the Issuer may designate additional transfer agents for the Notes of this series.

The Issuer will not be required to (a) issue, exchange, or register the transfer of this Note if it has exercised its right to redeem the Notes of the series of which this Note is a part for a period of 15 calendar days before the redemption date, or (b) exchange or register the transfer of any Notes of the series of which this Note is a part that were selected, called, or are being called for redemption, except the unredeemed portion of the Notes of the series of which this Note is a part, if being redeemed in part.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee, and any agent of the Issuer or the Trustee may treat the person in whose name this Note is registered as the owner hereof for all purposes, whether not this Note be overdue, and neither the Issuer, the Trustee, nor any such agent shall be affected by notice to the contrary, except as required by applicable law.

SECTION 13. Events of Default. Unless otherwise provided in the Pricing Supplement, the “Events of Default” with respect to this Note shall be as set forth in Section 6.01 of the Indenture, and, solely to the extent set forth in Section 6.01 of the Indenture, upon the occurrence and continuance of an Event of Default with respect to this Note, the principal of this Note may be declared due and payable in the manner and with the effect provided in the Indenture.

SECTION 14. Defeasance. Unless otherwise specified in the Pricing Supplement, the provisions of Article Fourteen of the Indenture do not apply to this Note.

SECTION 15. Specified Currency. Unless otherwise provided herein or in the Pricing Supplement, the principal of and any premium, interest and other amounts payable on this Note are payable in the Specified Currency indicated on the face hereof (or, if such Specified

Currency is not at the time of such payment legal tender for the payment of public and private debts, in (a) such other coin or currency of the country that issued such Specified Currency or (b) (if such Specified Currency is the euro) the successor currency under applicable law, in each case as at the time of such payment is legal tender for the payment of debts).

In the event the Specified Currency indicated on the face hereof has been replaced by another currency (a “Replacement Currency”), any amount due pursuant to this Note may be paid, at the option of the Issuer, in the Replacement Currency or in U.S. dollars, at a rate of exchange which takes into account the conversion, at the rate prevailing on the most recent date on which official conversion rates were quoted or set by the national government or other authority responsible for issuing the Replacement Currency, from the Specified Currency to the Replacement Currency and, if necessary, the conversion of the Replacement Currency into U.S. dollars at the rate prevailing on the date of such conversion. Notwithstanding the foregoing, if this Note originally was issued in a domestic currency of a state that is or subsequently becomes a Member State of the European Union, then this Note may be redenominated in euro, if subsequent to the issuance of this Note, such state participates in the European monetary union. This Note may be redenominated as a matter of law whether or not the Pricing Supplement provides for redenomination.

If the Specified Currency indicated on the face hereof is other than U.S. dollars (referred to in this Section 15 as a “Foreign Currency”), the Issuer generally will pay principal and any premium, interest and other amounts payable in the Foreign Currency. Holders of beneficial interests in this Note through a participant in DTC will receive payments in U.S. dollars, regardless of the Foreign Currency, unless those holders elect to receive payments on this Note in the Foreign Currency, which election shall be made pursuant to procedures and arrangements in place between DTC and its participants. DTC shall notify the Trustee of any such election in accordance with arrangements in place between DTC and the Trustee.

If holders of beneficial interests in this Note do not elect through their DTC participant to receive payments in the Foreign Currency, the financial institution appointed by the Issuer to act as the exchange rate agent (the “Exchange Agent”) will convert any payments due to those holders of beneficial interests in this Note into U.S. dollars. The U.S. dollar amount of any such payment shall be the amount of the Foreign Currency otherwise payable converted into U.S. dollars at the applicable exchange rate, determined as described below. All costs of those conversions will be shared pro rata among the holders of beneficial interests not electing to receive payments in the Foreign Currency in proportion to their respective holdings by deduction from the applicable payments.

The conversion described above will be made by the Exchange Agent using the exchange rate for the Foreign Currency into U.S. dollars prevailing as of 11:00 a.m. (New York City time) on the second Business Day (in Charlotte, North Carolina and New York City) prior to the relevant payment date. If the applicable exchange rate quotation is unavailable from the entity or source ordinarily used by the Exchange Agent in the normal course of business, the Exchange Agent will obtain a quotation from a leading foreign exchange bank in New York City, which may be an affiliate of the Exchange Agent or another entity selected by the Exchange Agent for that purpose after consultation with the Issuer. If no quotation is available from a leading foreign exchange bank, payment will be made in the applicable Foreign Currency to the account or accounts specified by DTC to the Trustee and/or the applicable Paying Agent, unless the applicable Foreign Currency is unavailable as described below.

If the Issuer determines that a payment hereon cannot be made in the Foreign Currency, due to the imposition of exchange controls or other circumstances beyond the Issuer’s control, or the Foreign Currency is unavailable because that currency is no longer used by the government of the relevant country or for the settlement of transactions by public institutions of or within the international banking community, such payment will be made in U.S. dollars. The Trustee and/or the applicable Paying Agent, on receipt of the Issuer’s written instructions and at the Issuer’s expense, will give prompt notice to the beneficial holders of this Note if such determination is made. The U.S. dollar amount of any payment described in this paragraph shall be the amount of the Foreign Currency otherwise payable converted into U.S. dollars using the most recently available market exchange rate for the applicable Foreign Currency.

Any payment made under such circumstances in U.S. dollars, where the payment is required to be made in the Foreign Currency, will not constitute an “Event of Default” with respect to this Note.

SECTION 16. Original Issue Discount Note. If this Note is identified as an Original Issue Discount Note in the Pricing Supplement, then unless otherwise specified therein, the amount payable to the holder of this Note in the event of redemption, repayment or acceleration of Maturity will be the Amortized Face Amount (as defined below) of this Note as of the date of such event. The “Amortized Face Amount” shall be the amount equal to (a) the Issue Price (as set forth in the Pricing Supplement) plus (b) the original issue discount amortized from the Original Issue Date to the date as of which the Amortized Face Amount is calculated, as specified in the Pricing Supplement.

SECTION 17. Dual Currency Note. If this Note is identified as a Dual Currency Note in the Pricing Supplement, the Issuer has the option of making each scheduled payment of principal and interest, if any, due on this Note either in the Specified Currency designated on the face hereof or in the optional payment currency specified in the Pricing Supplement. If the Issuer elects to make a payment in the optional payment currency, the amount payable in such optional payment currency shall be determined using the exchange rate specified in the Pricing Supplement, on the terms specified in the Pricing Supplement.

SECTION 18. Mutilated, Defaced, Destroyed, Lost or Stolen Notes. In case this Note shall at any time become mutilated, defaced, destroyed, lost or stolen, and this Note or evidence of the loss, theft or destruction hereof satisfactory to the Issuer and the Trustee and such other documents or proof as may be required by the Issuer and the Trustee shall be delivered to the Trustee, the Trustee shall issue a new Note of like tenor, form, payment and other terms and principal amount, bearing a number not contemporaneously used or in use for any other Notes issued under the Indenture, in exchange and substitution for the mutilated or defaced Note or in lieu of the Note destroyed, lost or stolen but, in the case of any destroyed, lost or stolen Note, only upon receipt of evidence satisfactory to the Issuer and the Trustee that this Note was destroyed, stolen or lost, and, if required, upon receipt of indemnity satisfactory to the Issuer and the Trustee. Upon the issuance of any substituted Note, the Issuer may require the payment of a sum sufficient to cover all expenses and reasonable charges connected with the preparation and delivery of a new Note. If any Note which has matured or has been redeemed or repaid or is about to mature or to be redeemed or repaid shall become mutilated, defaced, destroyed, lost or stolen, the Issuer may, instead of issuing a substitute Note, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated or defaced Note) upon compliance by the holder with the provisions of this paragraph.

SECTION 19. Miscellaneous. No recourse shall be had for the payment of principal of (and premium, if any), or any interest or other amounts payable on, this Note for any claim based hereon, or otherwise in respect hereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Issuer or of any successor organization, either directly or through the Issuer or any successor organization, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

SECTION 20. Defined Terms. All terms used in this Note which are defined in the Indenture or the Prospectus and are not otherwise defined in this Note shall have the meanings assigned to them in the Indenture or the Prospectus, as applicable.

Unless specified otherwise in the Pricing Supplement, “Business Day” means, a day that meets all the following requirements:

(a) for all Notes, is any weekday that is not a legal holiday in New York City or Charlotte, North Carolina, or any other place of payment of the applicable Note, and is not a date on which banking institutions in those cities are authorized or required by law or regulation to be closed;

(b) for any Note where the base rate is LIBOR, also is a day on which commercial banks are open for business (including dealings in the Index Currency specified in the Pricing Supplement) in London, England;

(c) for any Note denominated in euro or any Note where the base rate is EURIBOR, also is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System or any successor is operating (a “Target Settlement Date”); and

(d) for any Note that has a Specified Currency other than U.S. dollars or euro, also is not a day on which banking institutions generally are authorized or obligated by law, regulation, or executive order to close in the Principal Financial Center of the country of the Specified Currency.

Unless specified otherwise in the Pricing Supplement, “Principal Financial Center” means (i) the capital city of the country issuing the Specified Currency, except that with respect to U.S. Dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, the “Principal Financial Center” shall be New York City, Sydney and Melbourne, Toronto, Johannesburg, and Zurich, respectively; and (ii) the capital city of the country to which the Index

Currency relates, except that with respect to U.S. Dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, the “Principal Financial Center” shall be New York City, Sydney, Toronto, Johannesburg and Zurich, respectively.

SECTION 21. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, NOTWITHSTANDING ANY OTHERWISE APPLICABLE CONFLICTS OF LAWS PROVISIONS AND ALL APPLICABLE UNITED STATES FEDERAL LAWS AND REGULATIONS.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	--	as tenants in common
TEN ENT	--	as tenants by the entireties
JT TEN	--	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT -- as Custodian for
(Cust) (Minor)
Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby

sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

/ /
Please print or type name and address, including zip code of assignee the within Note of BANK OF AMERICA CORPORATION and all rights thereunder and does hereby irrevocably constitute and appoint

Attorney

to transfer the said Note on the books of the within-named Issuer, with full power of substitution in the premises

Dated:

SIGNATURE GUARANTEED:
NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of this Note

Schedule 1

SCHEDULE OF TRANSFERS, EXCHANGES, EXTENSIONS, REDEMPTIONS AND REPAYMENTS

The following increases and decreases in the principal amount of this Note have been made:

Date of Transfer, Exchange, Redemption, Repayment or Extension, as Applicable	Increase (Decrease) in Principal
Amount of this Note Due to Transfer
Among Global Notes or Exchange,
Redemption, Repayment or
Non-Election of Extension of
Maturity Date of a Portion of Global
Note, as Applicable	Principal Amount of this Note After Transfer, Exchange, Redemption, Repayment or Extension, as Applicable	Notation made by or on behalf of the Issuer

[RENEWABLE NOTE RIDER FOR

EXTENSION OF MATURITY AT HOLDER’S OPTION]

This Note is a Renewable Note, whereby the registered holder has the option to extend the Maturity Date of the principal amount of this Note held by such registered holder (whether in whole or in part) for one or more periods, as specified in the Pricing Supplement, up to but not beyond the Final Maturity Date specified in the Pricing Supplement, under the terms of this Note as supplemented by this Renewable Note Rider.

Unless otherwise specified in the Pricing Supplement, the following provisions will apply to this Note:

This Note will mature on                 , or if that day is not a Business Day, the immediately preceding Business Day, unless the Maturity Date of all or any portion of the principal amount of this Note is extended in accordance with the procedures described below. In no event will the Maturity Date of this Note be extended beyond the Final Maturity Date.

During the Election Notice Period (as defined below) for each Election Date (as defined below), the registered holder of this Note may elect to extend the Maturity Date of all or any portion of the principal amount of this Note. If the registered holder so elects to extend the Maturity Date of all or any portion of the principal amount of this Note, the Maturity Date of the principal amount for which the election has been made will be extended [to the          day of the          calendar month]6 following the applicable Election Date (each, an “Additional Maturity Date”), up to but not beyond the Final Maturity Date. [If that day is not a Business Day, the Maturity Date of the applicable principal amount will be extended to the immediately preceding Business Day.]7 The registered holder may elect to extend the Maturity Date of all or the applicable portion of the principal amount of this Note having a principal amount of at least [$1,000] or any integral multiple of [$1,000] in excess of [$1,000], provided that the principal amount of any portion of this Note not so extended shall be at least [$1,000].

[The “Election Dates” will be the          of each month from, and including,                  to, and including,             , whether or not such day is a Business Day.] To make an election effective on any Election Date, the registered holder of this Note must deliver (a) a notice of election during the Election Notice Period for that Election Date and, in the event of an election to extend the Maturity Date of only a portion of the principal amount of this Note, this Note, or (b) a facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority, Inc. or a commercial bank or a trust company in the United States setting forth the name of the holder of this Note, the principal amount hereof, the certificate number of this Note or a description of this Note’s tenor or terms, a statement that the option to elect extension of Maturity Date is being exercised thereby, the principal amount hereof with respect to which such option is being exercised and a guarantee that the notice of

[6]	This form of rider contemplates the option to extend maturity of the notes on a monthly basis. If the applicable notes are not extendible monthly, this language will be modified to reflect semi-annual, quarterly or other periods for extension.
[7]	Modify as necessary for applicable business day convention.

election form included below duly completed and, in the event of an election to extend the Maturity Date of only a portion of the principal amount of this Note, this Note, will be delivered to the [Trustee] [Paying Agent] as required hereby. A form of notice of election to extend the Maturity Date is set forth below.

The “Election Notice Period” for each Election Date will begin on the                      Business Day prior to the applicable Election Date, and will end at [12:00 noon, New York City time,] on that Election Date. However, if that Election Date is not a Business Day, the Election Notice Period will be extended to [12:00 noon, New York City time,] on the next following day that is a Business Day. The election notice must be delivered to the [Trustee] [Paying Agent] no later than [12:00 noon, New York City time,] on the last Business Day in the Election Notice Period. Upon delivery to the [Trustee] [Paying Agent] of a notice of election to extend the Maturity Date of this Note or any portion thereof during any Election Notice Period, that election will be revocable during each day of that Election Notice Period, until [12:00 noon, New York City time,] on the last Business Day in the applicable Election Notice Period, at which time the notice will become irrevocable.

If on any Election Date, the registered holder of this Note does not make a timely or proper election to extend the Maturity Date of all or any portion of the principal amount of this Note, the principal amount of this Note for which an election has not been made will become due and payable on the Initial Maturity Date, or the applicable Additional Maturity Date to which the Maturity of this Note has previously been extended, as applicable. The principal amount of this Note for which an election is not exercised will be represented by a non-extendible substitute note, [substantially in the form attached hereto as Annex A,]8 which will be completed by the [Trustee] [Paying Agent] in consultation with the Issuer, and registered in the name of the registered holder hereof on that Election Date in accordance with the terms of the Indenture, subject to the delivery of this Note to the [Trustee] [Paying Agent]. In such a case, Schedule 1 hereto will be annotated as of that Election Date to reflect the corresponding decrease in the principal amount of this Note. The non-extendible substitute note so issued will have the same terms as this Note, except that such note:

•	will not be extendible;

•	will have a new CUSIP number [and ISIN and Common Code]; and

•	will retain the then-current Maturity Date of this Note.

Interest on a non-extendible substitute note will accrue from, and including, the last Interest Payment Date on this Note as to which interest was duly paid or provided by the Issuer.

The failure to elect to extend the Maturity Date of all or any portion of this Note will be irrevocable, and will be binding upon any subsequent holder of this Note or any applicable replacement note. The holder of a non-extendible substitute note received as a consequence of the failure to make such an election may not elect to exchange that non-extendible substitute note for an interest in this Note. The Issuer and the [Trustee] [Paying Agent] will deem this Note

[8]	The form of non-extendible substitute note will be annexed to the global note at the time of issuance of notes extendible at the holder’s option.

cancelled as to any portion of the principal amount hereof for which a duly completed form of notice of election to extend the Maturity Date and, if applicable, this Note are not delivered to the [Trustee] [Paying Agent] within the applicable Election Notice Period in accordance with the terms of this Note.

Form of Notice of Election to Extend Maturity Date

The undersigned hereby elects to extend the Maturity Date of the Bank of America Corporation [insert name of specific notes] (CUSIP Number              [ISIN                  and Common Code                 ]) (or the portion thereof specified below) with the effect provided in the Note by surrendering such Note to the [the Trustee at 101 Barclay Street, New York, New York, 10286] [the Paying Agent at [to be set forth as needed for specific notes],], or such other address of which the Issuer shall from time to time notify the registered holders of the Note, in the event of an election to extend the Maturity Date of only a portion of the principal amount of the Note, together with this form of “Notice of Election to Extend Maturity Date” duly completed by the holder.

If the option to extend the Maturity Date of less than the entire principal amount of the Note is elected, specify the portion of the Note (which shall be [U.S.$1,000] or an integral multiple of [U.S.$1,000] in excess thereof) as to which the holder elects to extend the Maturity Date: [U.S.$]                ; and specify the principal amount or amounts (which shall be [$1,000] or an integral multiple of [U.S.$1,000] in excess thereof) of the non-extendible substitute note or notes, [substantially in the form attached to the Note as Annex A,] to be issued to the holder for the portion of the principal amount of the Note for which the option to extend the Maturity Date is not being elected (in the absence of any such specification, one non-extendible substitute note, [substantially in the form of Annex A,] will be issued for the portion of the principal amount of the Note as to which the option to extend Maturity Date is not being made): [U.S.$]                .

Dated:	[NOTICE: The signature on this Notice of Election to Extend Maturity Date must correspond with the name as written upon the face of the Note in every particular, without alteration or enlargement or any change whatever.]

[EXTENDIBLE NOTE RIDER

FOR EXTENSION OF MATURITY AT ISSUER’S OPTION]

This Note is an Extendible Note, whereby the Issuer has the option to extend the maturity of this Note for one or more periods, as specified in the Pricing Supplement (each, an “Extension Period”), up to but not beyond the Final Maturity Date specified in the Pricing Supplement, under the terms of this Note as supplemented by this Extendible Note Rider.

Unless otherwise specified in the Pricing Supplement, the following provisions will apply to this Note:

The Issuer may exercise its option with respect hereto by delivery to the [Trustee] [Paying Agent] a notice of such exercise at least 45, but not more than 60, calendar days prior to the Stated Maturity Date originally in effect with respect hereto or, if the Stated Maturity Date has already been extended, prior to the maturity date then in effect (each, an “Extended Maturity Date”). After such receipt and not later than 40 calendar days prior to the Stated Maturity Date or an Extended Maturity Date, as the case may be (each, an “Existing Maturity Date”), the [Trustee] [Paying Agent] (or any duly appointed paying agent) will mail by first class mail, postage prepaid, to the registered holder hereof a notice (the “Extension Notice”) relating to such extension period (the “Extension Period”) setting forth (i) the election of the Issuer to extend the Maturity hereof, (ii) the new Extended Maturity Date, (iii) the interest rate applicable to the Extension Period (which interest rate may be higher during the Extension Period), and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the [Trustee] [Paying Agent] (or any duly appointed paying agent) of an Extension Notice to the registered holder hereof, the maturity shall be extended automatically as set forth in the Extension Notice, and, except as modified by the Extension Notice and as described in the next paragraph, this Note will have the same terms as prior to the mailing of such Extension Notice.

Notwithstanding the foregoing, not later than 20 calendar days prior to the Existing Maturity Date hereof (or, if such date is not a Business Day, on the immediately succeeding Business Day), the Issuer, at its option, may revoke the interest rate provided for in the Extension Notice and establish a higher interest rate for the Extension Period by mailing or causing the applicable Paying Agent to mail notice of such higher interest rate, by first class mail, postage prepaid, to the registered holder hereof. Such notice shall be irrevocable. Thereafter, this Note will bear such higher interest rate for the Extension Period.

If the Issuer elects to extend the maturity hereof, the registered holder hereof will have the option to elect repayment hereof in whole or in part by the Issuer on the Existing Maturity Date then in effect at a price equal to the principal amount hereof plus any accrued and unpaid interest to such date. In order for this Note to be so repaid on the Existing Maturity Date, the Issuer must receive, at least 30 days but not more than 60 calendar days prior to the Existing Maturity Date then in effect with respect hereto: (i) this Note with the form “Option to Elect Repayment” below duly completed, or (ii) a facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority, Inc. or a commercial bank or a trust company in the United States setting forth the name of the registered holder hereof, the principal amount hereof to be repaid, the certificate number, or a description of the tenor and terms hereof, a statement that the option to elect repayment is being exercised thereby, and a guarantee that this Note, together with the duly completed form entitled “Option to Elect Repayment” attached hereto, will be received by the [Trustee] [Paying Agent] not later than the fifth Business Day after the date of such facsimile transmission or letter; provided, however, that such facsimile transmission or letter shall only be effective if this Note and duly completed form are received by the [Trustee] [Paying Agent] by such fifth Business Day. Such option may be exercised by the registered holder hereof for less than the aggregate principal amount hereof then outstanding, provided that the principal amount hereof remaining outstanding after repayment is at least a Minimum Denomination as specified in the Pricing Supplement, or if no such Minimum Denomination is so specified, [U.S.$1,000] or its equivalent in the applicable Specified Currency, unless otherwise specified in the Pricing Supplement.

[OPTION TO ELECT REPAYMENT]

The undersigned hereby irrevocably request(s) and instruct(s) the Issuer to repay this Note (or portion hereof specified below) pursuant to its terms at a price equal to the principal amount hereof together with interest to the repayment date, to the undersigned, at

                                                                                                                                                                                                                                                                      .

(Please print or typewrite name and address of the undersigned)

For this Note to be repaid, [the Trustee must receive at 101 Barclay Street, New York, New York, 10286] [the Paying Agent must receive at [to be set forth as needed for specific notes],] or at such other place or places of which the Issuer from time to time shall notify the registered holder of this Note, not less than 30 nor more than 60 calendar days prior to an Optional Repayment Date, if any, shown in the Pricing Supplement, this Note with this “Option to Elect Repayment” form duly completed.

If less than the entire principal amount of this Note is to be repaid, (a) specify the portion hereof which the registered holder elects to have repaid and (b) specify the portion hereof (which shall be a minimum amount equal to the Minimum Denomination) which is not being repaid (in the absence of any such specification to the contrary, one such Note will be issued for the portion not being repaid).

Date:
NOTICE: The signature on this Option to Elect Repayment must correspond with the name as written upon the face of this Note in every particular, without alteration or enlargement or any change whatever.

Principal amount to be repaid, if amount to be repaid is less than the principal amount of this Note (principal amount remaining must be in Minimum Denominations):
[U.S.$]

Amount to be Reissued (principal amount remaining must be in Minimum Denominations):
[U.S.$]

[U.S.$]
☐ [Option To Use DTC Tender Procedures]

DTC Participant Number:	Fill in registration of Notes if to be issued otherwise than to the registered holder:

DTC Participant Name:	Name

DTC Participant Telephone Number:	Address:
(Please print name and address including zip code)

SOCIAL SECURITY OR OTHER TAXPAYER ID NUMBER